UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2006

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 7, 2006 the Board of Directors of MasterCard Incorporated (the “Company”) approved the following changes to the compensation for non-employee directors, effective immediately. Non-employee directors will be paid an annual retainer of $70,000. The chairman of the Board of Directors will receive an annual retainer of $105,000. Non-employee directors will also receive an annual retainer for serving as a chairperson of a standing committee ($20,000 for Audit and $10,000 for Human Resources and Compensation and $10,000 for Nominating and Corporate Governance). In addition, an annual retainer for committee service will be paid to non-employee directors who serve as members (non-chairperson role) on any standing committee ($10,000 for Audit, $5,000 for Human Resources and Compensation and $5,000 for Nominating and Corporate Governance). Pending stockholder approval for the 2006 Non-Employee Director Equity Compensation Plan, non-employee directors will also receive an annual stock grant of $100,000 in deferred stock units and the chairman of the Board of Directors will receive an annual stock grant of $150,000 in deferred stock units. In addition, customary expenses for attending meetings of the Board of Directors and any committees are reimbursed. Richard Haythornthwaite and Mark Schwartz will each receive special director compensation of $100,000 for their services to the Company in connection with the selection of the Board of Directors’ independent directors. Messrs. Haythornthwaite and Schwartz, together with Robert Selander, the President and Chief Executive Officer of the Company, selected the Company’s other four initial independent directors.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 7, 2006, the Board of Directors of the Company elected Bernard S.Y. Fung to become a Class A director of the Board of Directors. Mr. Fung is Chairman and Chief Executive Officer, Asia Pacific Region of Aon Asia Limited, a subsidiary of Aon Corporation. Mr. Fung will serve on the Human Resources and Compensation Committee of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: June 13, 2006	By	/s/ Noah J. Hanft
Noah J. Hanft General Counsel and Secretary